Exhibit (j) under Form N-1A

Exhibit (23) under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 104 to the Registration Statement (Form N-1A, No. 33-54445) of Federated Hermes Institutional Trust (formerly, Federated Institutional Trust), and to the incorporation by reference of our report, dated July 27, 2020, on Federated Hermes Government Ultrashort Fund (formerly, Federated Government Ultrashort Duration Fund) (one of portfolios that comprise Federated Hermes Institutional Trust) included in the Annual Shareholder Report for the fiscal period ended May 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 27, 2020